Exhibit 99.1

 NEWS RELEASE

Contact:	James R. Lance
Vice President,
Corporate Finance and Investor Relations
Foot Locker, Inc.
(212) 720-3882

FOOT LOCKER, INC. REPORTS 2019 FIRST QUARTER RESULTS

•	First Quarter Net Income of $172 Million, or $1.52 Per Share
•	First Quarter Comparable-Store Sales Increased 4.6 Percent
•	Gross Margin Improved by 30 Basis Points to 33.2 Percent
•	Reiterates Full-Year Comparable-Store Sales, Gross Margin and SG&A Outlook

NEW YORK, NY, May 24, 2019 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its first quarter ended May 4, 2019.

First Quarter Results

Net income for the Company’s first quarter of 2019 was $172 million, or $1.52 per share, compared to net income of $165 million, or $1.38 per share in the corresponding prior-year period. Excluding charges recorded in connection with the Company’s pension matter, non-GAAP earnings were $1.53 per share and $1.45 per share for the first quarter of 2019 and 2018, respectively. A reconciliation of GAAP to non-GAAP results is included in the tables below.

First quarter comparable-store sales increased 4.6 percent. Total first quarter sales increased 2.6 percent, to $2,078 million, compared to sales of $2,025 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the first quarter of 2019 increased 4.7 percent. The Company’s gross margin rate increased to 33.2 percent from 32.9 percent a year ago, while the SG&A expense rate increased to 20.0 percent from 19.0 percent in the first quarter of 2018, largely reflecting the strategic investments the Company is making in its digital capabilities and infrastructure.

“We started the year with great energy, innovative products, and exciting customer events, leading to solid top-line growth in the first quarter with strong performance across our regions, banners, channels, and categories,” said Richard Johnson, President and Chief Executive Officer. “Based on the momentum we have underway, we feel confident that the updated strategic imperatives we introduced at our Investor Day in March position us to deliver on our long-term goals.”

“The team did an excellent job positioning the Company to leverage its mostly fixed occupancy and buyers compensation expenses during the first quarter,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “To build on this momentum and create even deeper connections with our customers, we continue investing in our digital capabilities, store fleet, and infrastructure, which we believe will deliver returns on both the top-line and bottom-line, creating shareholder value in the short and long term.”

Financial Outlook

The Company is on track with its previously stated full-year outlook, including sales, gross margin, and SG&A; however, earnings per share are now expected to be up high-single digits based on the share repurchase activity to date.

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Financial Position

As of May 4, 2019, the Company’s merchandise inventories were $1,211 million, 0.1 percent higher than at the end of the first quarter last year. Using constant currencies, inventory increased 1.7 percent.

The Company’s cash totaled $1,126 million, while the debt on its balance sheet was $123 million. During the first quarter of 2019, the Company adopted the new lease accounting rules. In connection with that adoption, the Company recognized $3,273 million of lease obligations and right-of-use assets of $3,004 million, the difference is due primarily to previously recognized amounts. The Company spent $1.8 million to repurchase 32,100 shares during the quarter and paid a quarterly dividend of $0.38 per share, spending $43 million.

Store Base Update

During the first quarter, the Company opened 14 new stores, remodeled or relocated 13 stores, and closed 34 stores. As of May 4, 2019, the Company operated 3,201 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 119 franchised Foot Locker stores were operating in the Middle East, as well as 10 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (ET) today, May 24, 2019, to review these results and discuss the outlook for 2019. This conference call may be accessed live by dialing 1-800-936-2724 (U.S. and Canada) or + 44 203-107-0289 (International), with the passcode 8189067 or via the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately two hours following the end of the call at 1-855-859-2056 with the passcode 8189067 (U.S. and Canada) or +1 404-537-3406 with passcode 8189067 (International) through June 7, 2019. A replay of the call will be also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2018 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Condensed Consolidated Statements of Operations

(unaudited)

Periods ended May 4, 2019 and May 5, 2018

(In millions, except per share amounts)

	First Quarter
	2019	2018
Sales	$2,078	$2,025
Cost of sales	1,389	1,359
SG&A	416	385
Depreciation and amortization	44	45
Litigation and other charges	1	12
Income from operations	228	224

Interest income, net	(4)	(2)
Other income	(2)	(3)
Income before income taxes	234	229
Income tax expense	62	64
Net income	$172	$165

Diluted EPS	$1.52	$1.38
Weighted-average diluted shares outstanding	113.1	119.1

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

The various non-GAAP adjustments are summarized in the tables below. We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP.

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Condensed Consolidated Statements of Operations

(unaudited)

 Periods ended May 4, 2019 and May 5, 2018

(In millions, except per share amounts)

Reconciliation of GAAP to non-GAAP results:

	First Quarter
	2019	2018

Pre-tax income:
Income before income taxes	$234	$229
Pre-tax adjustments excluded from GAAP:
Litigation and other charges (1)	1	12
Adjusted income before income taxes (non-GAAP)	$235	$241

After-tax income:
Net income	$172	$165
After-tax adjustments excluded from GAAP:
Litigation charge, net of income tax benefit of $- and $3 million, respectively (1)	1	9
Adjusted net income (non-GAAP)	$173	$174

	First Quarter
	2019	2018
Earnings per share:
Diluted EPS	$1.52	$1.38
Diluted EPS amounts excluded from GAAP:
Litigation and other charges (1)	0.01	0.07
Adjusted diluted EPS (non-GAAP)	$1.53	$1.45

Notes on Non-GAAP Adjustments:

(1)	The Company recorded pre-tax charges of $1 million and $12 million for the quarters ended May 4, 2019 and May 5, 2018, respectively, related to a pension litigation matter and the related plan reformation. The charge in the current period reflects professional fees in connection with the plan reformation. The prior year charge reflected adjustments to the value of the judgment and interest that continued to accrue, as required by the provisions of the required plan reformation.

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Condensed Consolidated Balance Sheets

(unaudited)

(In millions)

	May 4,	May 5,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$1,126	$1,029
Merchandise inventories	1,211	1,210
Other current assets	251	301
	2,588	2,540
Property and equipment, net	810	843
Operating lease right-of-use assets	3,004	-
Deferred taxes	89	104
Other assets	412	476
	$6,903	$3,963

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$451	$344
Accrued and other liabilities	340	309
Current portion of lease obligations	497	-
	1,288	653
Long-term debt	123	125
Long-term lease obligations	2,776	-
Other liabilities	109	642
Total liabilities	4,296	1,420
Total shareholders' equity	2,607	2,543
	$6,903	$3,963

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	February 3,			May 4,	Relocations/
	2019	Opened	Closed	2019	Remodels
Foot Locker US	886	2	7	881	2
Foot Locker Europe	642	1	9	634	3
Foot Locker Canada	107	—	—	107	3
Foot Locker Pacific	94	—	2	92	1
Foot Locker Asia	5	1	—	6	—
Kids Foot Locker	428	3	1	430	—
Lady Foot Locker	57	—	3	54	—
Champs Sports	535	3	3	535	4
Footaction	250	3	1	252	—
Runners Point	107	—	5	102	—
Sidestep	80	1	3	78	—
SIX:02	30	—	—	30	—
Total	3,221	14	34	3,201	13

Selling and gross square footage are as follows:

	February 3, 2019		May 4, 2019
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,404	4,184	2,392	4,166
Foot Locker Europe	1,002	2,158	998	2,150
Foot Locker Canada	263	426	261	427
Foot Locker Pacific	139	230	138	228
Foot Locker Asia	19	34	23	43
Kids Foot Locker	738	1,267	741	1,272
Lady Foot Locker	79	133	75	126
Champs Sports	1,913	2,974	1,910	2,971
Footaction	799	1,360	806	1,371
Runners Point	138	238	128	224
Sidestep	74	133	73	131
SIX:02	60	102	60	102
Total	7,628	13,239	7,605	13,211

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